GENESEE & WYOMING INC.
SECOND AMENDED AND RESTATED 2004 OMNIBUS INCENTIVE PLAN

OPTION AWARD NOTICE

Grantee:	[Name]
Type of Award:	[Type]
Number of Shares:	[Number]
Exercise Price Per Share:	[Price]
Date of Grant:	[Date]
Expiration Date:	[Five Years from the Grant Date]
Anniversary Date:	[Date of First Grant for the Year of the Option]

1.    Grant of Option. This Award Notice serves to notify you that the Compensation Committee (the “Committee”) of the Board of Directors of Genesee & Wyoming Inc. (“G&W”) hereby grants to you, under G&W’s Second Amended and Restated 2004 Omnibus Incentive Plan (the “Plan”), a[n] [Type] stock option (the “Option”) to purchase, on the terms and conditions set forth in this Award Notice and the Plan, up to the number of shares of G&W’s Class A Common Stock, par value $.01 per share (the “Common Stock”), at the exercise price per share, in each case, as set forth above. The Plan is incorporated herein by reference and made a part of this Award Notice. A copy of the Plan is available on G&W’s Intranet under Corporate Policies then Human Resources or from G&W’s Human Resources Department upon request. You should review the terms of this Award Notice and the Plan carefully. The capitalized terms used in this Award Notice that are not defined herein have the meanings as defined in the Plan.
2.    Term. Unless the Option is previously terminated pursuant to the terms of the Plan or this Award Notice, the Option will expire at the close of business on the Expiration Date.
3.    Vesting. Subject to the terms set forth in this Award Notice and the Plan, unless vesting is accelerated in accordance with the Plan or this Award Notice, the Option shall vest and become exercisable ratably in three annual installments (34%-33%-33%), on the first, second and third anniversary of the Anniversary Date set forth above, provided you are still in the employment or service of G&W or any Subsidiary on such vesting date.
4.    Exercise.
(a)    Method of Exercise. To the extent exercisable under Section 3, the Option may be exercised in whole or in part, provided that the Option may not be exercised for less than one share of Common Stock in any single transaction. The Option shall be exercised by your giving appropriate notice of such exercise to G&W, or its designated agent in accordance with established procedures, specifying the number of shares of Common Stock that you elect to purchase and the Exercise Price to be paid. Upon determining that compliance with this Award Notice has occurred, including compliance with such reasonable requirements as G&W may impose pursuant to the Plan or Section 12 of this Award Notice and payment of the Exercise Price, G&W, or its designated agent, shall issue to you a certificate for the shares of Common Stock purchased on the earliest practicable date (as determined by G&W) thereafter, or execute an electronic transfer if so requested.
(b)    Payment of Exercise Price. To the extent permissible under the Plan, the Exercise Price may be paid using any one or any combination of the following methods:
(i)    in cash or by check, with such payment accompanying your written exercise notice;
(ii)    by delivery of shares of Common Stock already owned by you, with such shares of Common Stock valued at their Fair Market Value on the date of the Option exercise;
(iii)     subject to any and all limitations imposed by the Committee from time to time (which may not be uniform), a “cashless exercise,” whereby you would irrevocably instruct a broker or dealer to sell shares of Common Stock on your behalf and deliver cash sale proceeds to G&W, or its designated agent, in payment of the Exercise Price and, if applicable, direct G&W, or its designated agent, to deliver shares of Common Stock to be issued upon such exercise of this Option directly to such broker or dealer; or

(iv)     any other method approved or accepted by the Committee in its sole discretion, subject to any and all limitations imposed by the Committee from time to time (which may not be uniform).
(c)    Withholdings. The exercise of the Option is conditioned upon your making arrangements satisfactory to G&W for the payment to G&W, or its designated agent, of the amount of all taxes required by any governmental authority to be withheld and paid over by G&W to the governmental authority on account of the exercise. The payment of such withholding taxes to G&W, or its designated agent, may be made by one or any combination of the following methods: (i) in cash or by check; (ii) by G&W withholding such taxes from any other compensation owed to you by G&W or any Subsidiary; (iii) pursuant to a cashless exercise program as contemplated in Section 4(b)(iii) above; or (iv) any other method approved or accepted by the Committee in its sole discretion, subject, in the case of Section 4(c)(iii) and this Section 4(c)(iv), to any and all limitations imposed by the Committee from time to time (which may not be uniform) as contemplated in Section 4(b)(iii) and Section 4(b)(iv) above.
5.    Effect of Death. In the event of your death prior to the complete exercise of the Option, the remaining unvested portion of the Option shall become fully vested and exercisable and, together with the previously vested but unexercised portion of the Option, may be exercised in whole or in part, subject to all of the conditions on exercise imposed by the Plan and this Award Notice, within one year after the date of your death, but only (i) by the beneficiary designated on your beneficiary designation form filed with G&W, or in the absence of same, by your estate or by or on behalf of the person or persons to whom the Option passes under your will or the laws of descent and distribution, (ii) to the extent that the Option was not previously exercised prior to the date of your death, and (iii) prior to the close of business on the Expiration Date of the Option.
6.    Effect of Disability. In the event of your “Disability” prior to the complete exercise of the Option, the remaining unvested portion of the Option shall become fully vested and exercisable and, together with the previously vested but unexercised portion of the Option, may be exercised in whole or in part, subject to all of the conditions on exercise imposed by the Plan and this Award Notice, within one year after the date of your Disability, but only: (i) to the extent that the Option was not previously exercised prior to the date of your Disability, and (ii) prior to the close of business on the Expiration Date of the Option. The term “Disability” means you are permanently and totally disabled within the meaning of Section 22(e)(3) of the Code.
7.    Effect of Other Termination.
(a)    With “Cause.” Upon your termination by G&W for Cause prior to the complete exercise of the Option, the remaining portion of the Option, whether or not then exercisable, shall be forfeited as of the date of such termination and no longer be exercisable on or after such date of termination.
(b)    Without “Cause.” Upon your termination for a reason other than death, Disability or Cause prior to the complete exercise of the Option, the remaining portion of the Option may be exercised in whole or in part, subject to all of the conditions on exercise imposed by the Plan and this Award Notice, within three months after the date of such termination, but only: (i) to the extent that the Option was vested and exercisable on the date of such termination, and (ii) prior to the Expiration Date of the Option.
(c)    The term “Cause” means (i) your willful and continued failure to substantially perform your duties with G&W or a Subsidiary after written warnings identifying the lack of substantial performance are delivered to you to specifically identify the manner in which G&W or a Subsidiary believes that you have not substantially performed your duties, (ii) your willful engaging in illegal conduct which is materially and demonstrably injurious to G&W or any Subsidiary, (iii) your commission of a felony, (iv) your material breach of a fiduciary duty owed by you to G&W or any Subsidiary, (v) your intentional unauthorized disclosure to any person of confidential information or trade secrets of a material nature relating to the business of G&W or any Subsidiary, or (vi) your engaging in any conduct that G&W’s or a Subsidiary’s written rules, regulations or policies specify as constituting grounds for discharge.

8.    Notice of Disposition of Shares. You hereby agree that you shall promptly notify G&W of the disposition of any of the shares of Common Stock acquired upon exercise of the Option, including a disposition by sale, exchange, gift or transfer of legal title, if such disposition occurs within two years from the Date of Grant or within one year from the date that you exercise the Option and acquire such shares of Common Stock.
9.    Nonassignability. The Option may not be sold, alienated, transferred, assigned, encumbered or pledged in any way prior to the vesting of the Option, whether by operation of law or otherwise, except by will or the laws of descent and distribution. Except as otherwise provided by Section 5 of this Award Notice, the Option is only exercisable by you during your lifetime. After exercising the Option, the sale or other transfer of the shares of Common Stock shall be subject to applicable laws and regulations under the Exchange Act and the Securities Act of 1933, as amended.
10.    Limitation of Rights. You will not have any rights as a stockholder with respect to the shares of Common Stock covered by the Option until you become the holder of record of such shares by exercising the Option. Neither the Plan, the granting of the Option nor this Award Notice gives you any right to remain in the employment of G&W or any Subsidiary.
11.    Rights of G&W and Subsidiaries. This Award Notice does not affect the right of G&W or any Subsidiary to take any corporate action whatsoever, including without limitation its right to recapitalize, reorganize or make other changes in its capital structure or business, merge or consolidate, issue bonds, notes, shares of Common Stock or other securities, including preferred stock, or options therefor, dissolve or liquidate, or sell or transfer any part of its assets or business.
12.    Restrictions on Issuance of Shares. If at any time G&W determines that the listing, registration or qualification of the shares covered by the Option upon any securities exchange or under any federal, state or local law, or the approval of any governmental agency, is necessary or advisable as a condition to the exercise of the Option, the Option may not be exercised in whole or in part unless and until such listing, registration, qualification or approval shall have been effected or obtained free of any conditions not acceptable to G&W.
13.    Plan Controls. The Option is subject to all of the provisions of the Plan, which is hereby incorporated by reference, and is further subject to all the interpretations, amendments, rules and regulations that may from time to time be promulgated and adopted by the Committee pursuant to the Plan. In the event of any conflict among the provisions of the Plan and this Award Notice, the provisions of the Plan will be controlling and determinative.
14.    Amendment. Except as otherwise provided by the Plan, G&W may only alter, amend or terminate the Option with your consent.
15.    Governing Law. This Option grant and Award Notice shall be governed by and construed in accordance with the laws of the State of New York, except as superseded by applicable federal law.
16.    Notices. All notices and other communications to G&W, or its designated agent, required or permitted under this Award Notice shall be written, and shall be either delivered personally or sent by registered or certified first-class mail, postage prepaid and return receipt requested, by facsimile or electronically. If such notice or other communication is to G&W then it should be addressed to G&W’s office at 200 Meridian Centre, Suite 300, Rochester, New York 14618, Attention: Equity Plan Administrator; Telephone: (585) 328-8601; Facsimile: (585) 328-8622; Email: EquityPlanAdmin@gwrr.com. If such notice or other communication is to G&W’s designated agent, then it should be addressed and sent in accordance with established procedures. Each such notice and other communication delivered personally shall be deemed to have been given when received. Each such notice and other communication delivered by United States mail shall be deemed to have been given when it is received, and each such notice and other communication delivered by facsimile or electronically shall be deemed to have been given when it is so transmitted and the appropriate answerback is received.
17.     Language. If you have received this Award Notice or any other document related to the Plan in a language other than English and if the translated version bears a meaning that is different from that of the English version, the English version will control, to the extent permitted by law.
18.    Data Privacy.  You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this document by and among, as applicable, the Employer, and G&W and its Subsidiaries and affiliates for the exclusive purpose of implementing, administering and managing your participation in the Plan, to the extent permitted by law.

You understand that G&W and the Employer may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in G&W, details of all options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the purpose of implementing, administering and managing the Plan (“Data”).  You understand that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in your country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative.  You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom you may elect to deposit any shares of stock acquired upon exercise of the Option, to the extent permitted by law.  You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. You understand, however, that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

19.    Electronic Delivery. G&W may, in its sole discretion, decide to deliver any documents related to the Option granted under the Plan (or related to future options that may be granted under the Plan) by electronic means or to request your consent to participate in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and, if requested, hereby agree to participate in the Plan through an on-line or electronic system established and maintained by G&W or another third party designated by G&W.

20.    Severability. The provisions of this Award Notice are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

21.    Effect of Breach of Certain Covenants.
(a)    In General. If you engage in the conduct described in subsection (c) of this Section 21, then, unless the Committee determines otherwise: (i) you immediately forfeit, effective as of the date you engage in such conduct, the unexercised portion of the Option; and (ii) you must pay to G&W the amount of any net after tax gain realized or payment received as a result of the exercise of the Option within the six-month period immediately preceding the date you engage in such conduct.
(b)    Set-Off. By accepting the Option, you consent to a deduction from any amounts G&W or any Subsidiary owes you from time to time (including, but not limited to, amounts owed to you as wages or other compensation, fringe benefits, or vacation pay), to the extent of the amount that you owe G&W under subsection (a) of this Section 21. G&W may elect to make any set-off in whole or in part. If G&W does not recover by means of a set-off the full amount that you owe G&W, you shall immediately pay the unpaid balance to G&W.
(c)    Conduct. You hereby agree that you will not, without the written consent of G&W, either during your employment by or service to G&W or any Subsidiary or thereafter, disclose to anyone or make use of any confidential information which you acquired during your employment or service relating to any of the business of G&W or any Subsidiary, except as such disclosure or use may be required in connection with your work as an employee or consultant of G&W or any Subsidiary. During your employment by or service to G&W or any Subsidiary, and for a period of six months after the termination of such employment or service, you will not, either as principal, agent, consultant, employee, stockholder or otherwise, engage in any work or other activity in direct competition with G&W or any Subsidiary. (For purposes of this Section 21, you shall not be deemed a stockholder of any company subject to the periodic and other reporting requirements of the Exchange Act, if your record and beneficial ownership of any such company amount to not more than five percent of the outstanding capital stock of any such company.) The non-competition covenant of this Section 21 applies separately in the United States and in other countries. Your breach of the covenant of this subsection (c) shall result in the consequences described in this Section 21.
22.    Effect of Change in Control.
(a)    Upon the occurrence of a “Change in Control” of G&W, the unvested portion of the Option shall immediately vest as of the date of the occurrence of such event.

(b)    The term “Change in Control” shall be deemed to have occurred when:

(i)    Any “person” as defined in Section 3(a)(9) of the Exchange Act, and as used in Section 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) of the Exchange Act (but excluding G&W and any Subsidiary and any employee benefit plan sponsored or maintained by G&W or any Subsidiary (including any trustee of such plan acting as trustee)), directly or indirectly, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), of securities of G&W representing 35% or more of the combined voting power of G&W’s then outstanding securities (other than indirectly as a result of G&W’s redemption of its securities); provided, however, that in no event shall a Change in Control be deemed to have occurred under this Section 22(b)(i) so long as (x) the combined voting power of shares beneficially owned by (A) G&W’s executive officers (as defined in Rule 16a-1(f) under the Exchange Act) then in office (the “Executive Officer Shares”), (B) Mortimer B. Fuller and/or Sue Fuller and their lineal descendents (the “Founder Shares”), and (C) the shares beneficially owned by any other members of a “group” that includes the Founder Shares and/or a majority of the Executive Officer shares, exceeds 35% of the combined voting power of G&W’s current outstanding securities and remains the person or group with beneficial ownership of the largest percentage of combined voting power of G&W’s outstanding securities and (y) G&W remains subject to the reporting requirements of the Exchange Act; or
(ii)    The consummation of any merger or other business combination of G&W, a sale of 51% or more of G&W’s assets, liquidation or dissolution of G&W or a combination of the foregoing transactions (the “Transactions”) other than a Transaction immediately following which either (x) the shareholders of G&W and any trustee or fiduciary of any G&W employee benefit plan immediately prior to the Transaction own at least 51% of the voting power, directly or indirectly, of (A) the surviving corporation in any such merger or other business combination; (B) the purchaser of or successor to G&W’s assets; (C) both the surviving corporation and the purchaser in the event of any combination of Transactions; or (D) the parent company owning 100% of such surviving corporation, purchaser or both the surviving corporation and the purchaser, as the case may be ((A), (B), (C) or (D), as applicable, the “Surviving Entity”) or (y) the Incumbent Directors, as defined below, shall continue to serve as a majority of the board of directors of the Surviving Entity without an agreement or understanding that such Incumbent Directors will later surrender such majority; or
(iii)    Within any twelve-month period, the persons who were directors immediately before the beginning of such period (the “Incumbent Directors”) shall cease (for any reason other than death) to constitute at least a majority of the Board or the board of directors of any successor to G&W, including any Surviving Entity. For this purpose, any director who was not a director at the beginning of such period shall be deemed to be an Incumbent Director if such director was elected to the Board by, or on the recommendation of, or with the approval of, at least two‑thirds of the directors who then qualified as Incumbent Directors (so long as such director was not nominated by a person who commenced or threatened to commence an election contest or proxy solicitation by or on behalf of a person (other than the Board) or who has entered into an agreement to effect a Change in Control or expressed an intention to cause such a Change in Control).
23.    Interpretation. It is the intent of the parties hereto that the Option qualifies for incentive stock option treatment pursuant to, and to the extent permitted by Section 422 of the Code. All provisions hereof are intended to have, and shall be construed to have, such meanings as are set forth in applicable provisions of the Code and Treasury Regulations to allow the Option to so qualify. To the extent that any portion of the Option fails to qualify for incentive stock option treatment pursuant to Section 422 of the Code, such non-qualifying portion of the Option shall be a Non-Qualified Stock Option.
24.    Entire Award. The Option represents a portion of an annual equity award for [year] with an aggregate grant date fair value of $[amount of annual equity award for options], which annual equity award is being granted in installments in accordance with G&W’s Stock-Based Awards Policy. In the event of your death or Disability that occurs before the grant of the final installment of such annual equity award, the remaining portion of such annual equity award that has not yet been granted shall be immediately paid out to you in cash (based on the intended fair value amount corresponding to such ungranted portion), subject to any required withholding or other taxes.

ACKNOWLEDGEMENT
The undersigned acknowledges receipt of, and understands and agrees to be bound by, this Award Notice and the Plan. The undersigned further acknowledges that this Award Notice and the Plan set forth the entire understanding between him and G&W regarding the [Type] stock options granted by this Award Notice and that this Award Notice and the Plan supersede all prior oral and written agreements on that subject.
Dated: ________________________

    ___________________________
[Name]

Genesee & Wyoming Inc.

By: /s/    Mary Ellen Russell
Mary Ellen Russell
Chief Human Resource Officer